                                                                   Exhibit 10.11
                             JOINT VENTURE AGREEMENT

                                  by and among

                           LTM SPANISH HOLDINGS, INC.

                                       and

                              RICARDO EVOLE MARTIL
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                                TABLE OF CONTENTS

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ARTICLE I      DEFINITIONS.....................................................      1
               Section 1.1.      Definitions...................................      1

ARTICLE II     ORGANIZATION OF THE COMPANY.....................................      1
               Section 2.1.      Organizational Documents; Member Resolution...      1
               Section 2.2.      Purpose.......................................      2

ARTICLE III    INITIAL CAPITAL OF THE COMPANY..................................      2
               Section 3.1.      Membership Interests..........................      2

ARTICLE IV     CLOSING AND RELATED PROVISIONS..................................      2
               Section 4.1.      Pre-Closing Matters...........................      2
               Section 4.2.      Closing.......................................      2
               Section 4.3.      Subsequent LTM Funding........................      3
               Section 4.4.      Closing Date Contribution Amount Adjustment...      3
               Section 4.5.      Post-Closing Contribution Amount Adjustment...      4
               Section 4.6.      Independent Auditors..........................      4
               Section 4.7.      Repayment of Overfunding......................      5
               Section 4.8.      Failure of LTM to Fund........................      5
               Section 4.9.      Failure of RE to Purchase Minorities..........      6

ARTICLE V      EXCLUDED ASSETS.................................................      7
               Section 5.1.      Excluded Assets...............................      7

ARTICLE VI     REPRESENTATIONS AND WARRANTIES..................................      7

ARTICLE VII    CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS.................      7
               Section 7.1.      Voting of Membership Interests................      7
               Section 7.2.      Composition of the Board of Directors.........      7
               Section 7.3.      Managing Director and Other Executives........      8
               Section 7.4.      Approval of Certain Matters...................      8

ARTICLE VIII   TRANSFER AND SALE...............................................     10
               Section 8.1.      Transfer Restrictions.........................     10
               Section 8.2.      Consent.......................................     10
               Section 8.3.      First Refusal.................................     10

ARTICLE IX     COVENANTS OF RE.................................................     12
               Section 9.1.      Cooperation by RE.............................     12
               Section 9.2.      Conduct of Business...........................     13
               Section 9.3.      Access........................................     13
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               Section 9.4.      Required Notices..............................     14
               Section 9.5.      Certain Tax Matters...........................     14
               Section 9.6.      Use of Certain Names..........................     14

ARTICLE X      CERTAIN AGREEMENTS..............................................     14
               Section 10.1.     Non-Competition...............................     14
               Section 10.2.     Access to Company.............................     15
               Section 10.3.     Financial Reporting Obligations...............     15
               Section 10.4.     Conduct of Business...........................     16

ARTICLE XI     CONDITIONS TO CLOSING AND TERMINATION...........................     16
               Section 11.1.     Conditions to Obligations of LTM..............     16
               Section 11.2.     Conditions to Obligations of RE...............     17
               Section 11.3.     Termination...................................     18

ARTICLE XII    INDEMNIFICATION.................................................     18
               Section 12.1.     Survival......................................     18
               Section 12.2.     Losses........................................     18
               Section 12.3.     Indemnification by RE.........................     18
               Section 12.4.     Indemnification by LTM........................     19
               Section 12.5.     Indemnification by the Company................     19
               Section 12.6.     Claims........................................     20

ARTICLE XIII   GENERAL.........................................................     21
               Section 13.1.     Arbitration...................................     21
               Section 13.2.     Notices.......................................     21
               Section 13.3.     Assignment; Binding Effect; Benefit...........     22
               Section 13.4.     Confidentiality...............................     23
               Section 13.5.     Entire Agreement..............................     23
               Section 13.6.     Amendment.....................................     23
               Section 13.7.     Counterparts..................................     23
               Section 13.8.     Headings......................................     24
               Section 13.9.     Interpretation................................     24
               Section 13.10.    Incorporation of Exhibits and Schedules.......     24
               Section 13.11.    Severability..................................     24
               Section 13.12.    Enforcement of Agreement......................     24
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                                      -ii-

                             JOINT VENTURE AGREEMENT


         JOINT VENTURE AGREEMENT, dated as of April 27, 1998 (this "Agreement"), by and among LTM Spanish Holdings, Inc., a Delaware corporation ("LTM") and Ricardo Evole Martil ("RE") DNI n(degree) 2.450.193-A.


                                   BACKGROUND


         (1) LTM and RE desire to operate a motion picture exhibition business in Spain through LTM Spain S.L., a company in formation (the "Company"), by owning and operating the Yelmo Group Companies and constructing new state-of-the-art multiplex theaters of high quality in key locations.

         (2) LTM and RE intend to acquire Membership Interests in the Company so that immediately after giving effect to the transactions contemplated by this Agreement to occur at the Closing and subject to the terms of this Agreement, each of LTM and RE shall own Membership Interests in the Company which entitle each of LTM and RE to 50% of the vote and to receive 50% of the profits and losses of the Company.

         (3) The parties intend that the Company will own Yelmo Films S.A. and all of its Subsidiaries, the names of which are set forth in Schedule X hereto.

         Accordingly, for good and valuable consideration the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Definitions. Capitalized terms used herein are defined in Appendix A.

                                   ARTICLE II
                           ORGANIZATION OF THE COMPANY

         Section 2.1. Organizational Documents; Member Resolutions. (a) The parties hereto agree that the Company's initial Estatutos shall be as set forth in Exhibit 2.1 attached to this Agreement. In the event that the Mercantile Registry where the Company is registered considers that any portion of the Estatutos should be changed from the form contained in Exhibit 2.1, the parties will amend the Estatutos so as to as closely as possible reflect the agreements set forth herein. Notwithstanding anything herein or in the Estatutos to the contrary, to the extent that any provision of the Estatutos conflicts with, or otherwise is inconsistent with, any provision of this Agreement with respect to any matter, or this Agreement covers any matter that is not covered in the Estatutos,

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the provisions of this Agreement with respect to such matter shall control and shall be binding upon each of the parties hereto.

         (b) The Members shall call such Members' meetings and shall cause the Company to call such directors and Members' meetings as are reasonably required to consummate the transactions contemplated by this Agreement to occur at Closing.

         Section 2.2. Purpose. The purpose of the Company will be to develop and operate, either itself or through its Subsidiaries, a motion picture exhibition business (which business includes the concessions business associated with motion picture exhibition) in Spain in accordance with the Business Plan and otherwise as determined by the Members.

                                   ARTICLE III
                         INITIAL CAPITAL OF THE COMPANY

         Section 3.1. Membership Interests. Membership Interests in the Company shall be divided into Class A Units and Class B Units ("Class A Units" and "Class B Units"). The Class A Units and the Class B Units shall be equal in all respects as to interests in the profits and losses of the Company and, following contribution by LTM of an amount equal to the Contribution Amount as more particularly described in Section 4.3 below, rights upon the liquidation or termination of the Company. As more fully provided below under Section 7.2 and subject to Section 4.8, Members holding Class A Units shall be entitled to elect one half of the number of members of the Board of Directions and Members holding Class B Units shall be entitled to elect the other half of the number of members of the Board of Directors.

                                   ARTICLE IV
                         CLOSING AND RELATED PROVISIONS

         Section 4.1. Pre-Closing Matters. (a) On the date of this Agreement, LTM shall subscribe for 750 Class A Units at a par value of Pesetas 500,000 per Unit, for an aggregate purchase price of Pesetas 375,000,000, - payable in cash.

         (b) On the date of this Agreement, the Company shall enter into the Loan Agreement with Yelmo Films, for the amount of Pesetas 363,267,410, which Yelmo Films shall use (in whole or in part) to purchase all of the equity interests in the Yelmo Group Companies held by Persons other than RE, subject to the terms of this Agreement.

         Section 4.2. Closing. Subject to the terms and conditions of this Agreement, promptly following satisfaction or waiver of the conditions set forth in Article XI, but in no event later than 5 business days thereafter, the following transactions shall occur, which transactions shall be deemed to occur simultaneously:

                  (a) LTM shall subscribe for 3,249 Class A Units at Pesetas 500,000 per Unit, for an aggregate purchase price of Pesetas 1,624,500,000, payable in cash.

                  (b) The Company shall purchase from RE and RE shall sell to the Company 9,556 shares of Yelmo Stock, representing 15.92% of Yelmo Films for Pesetas 1,136,732,590 in cash in accordance with the terms of the Sale and Purchase Agreement.

                  (c) RE shall subscribe for 12,000 Class B Units at Pesetas 500,000 per Unit in consideration for which RE will contribute to the Company all of the remaining shares of Yelmo Stock owned by him in a tax-free share exchange.

         Section 4.3. Subsequent LTM Funding. (a) From time to time during the period commencing on the Closing Date and ending on the date 24 months following the Closing Date, as directed by the Board of Directors, LTM shall make additional capital contributions to the Company in cash up to an aggregate amount (including the initial share capital of the Company subscribed to by LTM and LTM's initial capital contribution pursuant to Sections 4.1 and 4.2.) equal to the Contribution Amount.

         (b) For each cash contribution by LTM, the Members shall cause the Company (i) to issue to LTM that number of Class A Units so that, following determination of the Contribution Amount and the contribution by LTM of an amount equal thereto, the number of Class A Units held by LTM is equal to the number of Class B Units held by RE and (ii) to amend the Estatutos so that the number of votes which the holder of Class A Units are entitled to cast, the amount of dividends and the amounts to be received at liquidation in excess of par value, after satisfying creditors, which the holders of Class A Units is entitled to are equal to those of the holder of Class B Units. The parties agree that any amount funded by LTM in excess of Pesetas 6,000,000,000 (including its initial capital contribution and its contribution pursuant to Sections 4.1. and 4.2.) will be treated as share premium which will be allocated equally between the holders of Class A Units and the holders of Class B Units. In addition, the parties agree that they shall cause a Members' meeting to be held for purposes of effecting the matters referred to in this Section 4.3.(b).

         Section 4.4. Closing Date Contribution Amount Adjustment. (a) No more than 90 days following Closing, RE shall prepare and deliver to LTM a statement (the "Initial Statement") setting forth (i) RE's calculation of Net Working Capital and (ii) the principal amount of Debt, in each case, of the Yelmo Group Companies as of the Closing Date. LTM shall have 45 days after receipt thereof, to review the Initial Statement. If, within that 45 day period LTM and RE agree on the calculation of Net Working Capital and the principal amount of Debt, the Initial Statement shall be amended to reflect that agreement and shall be final and binding on RE and LTM. If the parties cannot agree on the calculation of Net Working Capital or the principal amount of Debt within the 45 day period referred to above, the matters in dispute shall be referred to the Auditor (as defined in Section 4.6.) who shall be instructed to deliver his report to RE and LTM within 20 days of the date the disputed matters are referred to him, which report shall be final and binding on RE and LTM. The amount of Net Working Capital and the principal amount of Debt as agreed to by the parties or as determined by the Auditor, as the case may be, is hereafter referred to as "Final Net Working Capital" and "Final Debt", respectively.

         (b) The Contribution Amount shall be (i) increased by the amount of positive Final Net Working Capital of the Yelmo Group Companies or decreased by the amount of negative Final Working Capital of the Yelmo Group Companies, and
(ii) decreased by the amount by which the principal amount of Final Debt of the Yelmo Group Companies exceeds pesetas 3,300,000,000, or increased by the amount by which the principal amount of Final Debt of the Yelmo Group Companies is less than Pesetas 3,300,000,000.

         Section 4.5. Post-Closing Contribution Amount Adjustment. (a) Subject to the terms contained herein, from and after the Closing Date, the Contribution Amount, as adjusted pursuant to Section 4.4, shall be further adjusted as follows: if the EBITDA (earnings before interest, income taxes, depreciation and amortization) of those operations of the Yelmo Group Companies set forth in
Schedule 4.5.(a)(i) over a consecutive 12 month period (the "Calculation Period") falling between August 1, 1997 and July 31, 1999, as selected by RE is less than or greater than Pesetas 1,100,000,000 (the "EBITDA Base Level"), the Contribution Amount, as adjusted pursuant to Section 4.4, shall be reduced or increased, as the case may be, in accordance with the table set forth in
Schedule 4.5(a)(ii), it being understood and agreed that, subject to Section 4.5(b), the Contribution Amount shall not be (i) less than Pesetas 6,300,000,000 plus any increase or minus any decrease (as the case may be) of the Contribution Amount pursuant to Section 4.4 (the "Minimum Funding Amount") or (ii) greater than Pesetas 7,900,000,000 plus any increase or minus any decrease (as the case may be) of the Contribution Amount pursuant to Section 4.4.

         (b) If the Members mutually agree to close a theater prior to or during the Calculation Period then (i) the EBITDA Base Level shall be decreased by the pro-forma annual amount contributed by that closed theater to such EBITDA Base Level and (ii) the Peseta 6,300,000,000 minimum and Pesetas 7,900,000,000 maximum Contribution Amount level referred to in Section 4.5(a) shall be reduced by an amount equal to ten times the reduction in the EBITDA Base Level as determined in Section 4.5(b)(i). In addition, if overhead expenses (i.e., salaries, employee benefit expense and head office rent expense) of the Yelmo Group Companies, calculated on an annualized basis, during any portion of the Calculation Period falling after Closing are greater than those overhead expenses for the twelve month period ending on the Closing Date and such increase is a result of the transactions contemplated by this Agreement, such increase shall not be taken into account in calculating the EBITDA of the Yelmo Group Companies for purposes of Section 4.5.

         (c) RE shall deliver to LTM on or before September 30, 1999, a statement setting forth his calculation of EBITDA for the Calculation Period.

         Section 4.6. Independent Auditors. If LTM and RE cannot agree on the adjustments to the Contribution Amount as described in Sections 4.4 and 4.5, they shall each have the right, on five days notice to the other, to require the Company to appoint an independent auditor (the "Auditor") to determine the adjustments to the Contribution Amount. If LTM and RE cannot agree on an Auditor within ten days of the notice referred to above, each shall appoint an auditor which will appoint the Auditor. The Auditor's determination of the Contribution Amount adjustments will be final and binding on LTM and RE.

         Section 4.7. Repayment of Overfunding. Until such time as the Contribution Amount is finally determined, any contribution made to the Company by LTM in excess of the Minimum Funding Amount shall, at LTM's option, be treated as an advance on capital by LTM to the Company (the "Advance"). If the Contribution amount as finally determined exceeds the Minimum Funding Amount, the Advance, to the extent of that excess, shall be capitalized. The remaining amount of the Advance shall be treated as a loan and shall bear interest at 0.5% above the Madrid interbank borrowing rate ("MIBOR") in effect from time to time, from the date that the Contribution Amount is finally determined until repaid in full. The Members shall cause the remaining amount of the Advance, plus accrued interest (if any) thereon, to be repaid by the Company to LTM out of 100% of the Cashflow of the Company and its Subsidiaries. For the avoidance of doubt, repayment of the Advance shall be made from the first peseta and each peseta thereafter of Cashflow until fully repaid.

         Section 4.8. Failure of LTM to Fund. (a) If LTM fails to comply with its funding obligations pursuant to Section 4.3, the parties agree that, in addition to any other remedies RE may have for breach of contract, the Company's Estatutos shall be amended so that the voting rights attached to the Class A Units and the Class B Units shall entitle the holders thereof to one vote per Unit only, and that the dividend and liquidation rights of holders of Class A Units and Class B Units shall be in proportion to their interest in the capital of the Company, it being understood and agreed that except with respect to the matters referred to in Section 4.8(b), the provisions of Section 7.2.(c) requiring a Director appointed by the holders of Class A Units to form a quorum for attendance and voting at Board meetings shall no longer apply.

         (b) The parties agree that, if LTM fails to comply with its funding obligations pursuant to Section 4.3, the limitations set forth in Sections 7.4(a) and (b) shall cease to apply and the following shall apply instead:

          (I) The Managing Director shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors, including the vote of a director representing Class A Units, in accordance with the provisions of this Agreement:

                  (i) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, in each case, in any single or series of related transactions for a consideration in excess of Pesetas 300,000,000;

                  (ii) engaging by the Company or any of its Subsidiaries in any business other than as provided in Section 2.2;

                  (iii) varying the Company's accounting policies and practices in any material respect, other than to comply with GAAP;

                  (iv) entering into, amending or waiving the provision of any agreements or transactions with any Member or any Affiliate of any Member after the Closing Date except as expressly provided for in this Agreement and except relating to the exhibition and settlement of motion pictures;

                  (v) entering into any arrangements in connection with the Excluded Assets other than as contemplated by the Ancillary Agreements;

                  (vi) entering into any joint venture, partnership agreement or similar arrangement with a Competitor of LTM; or

                  (vii) incurring any debt for borrowed money in excess of Pesetas 500,000,000.

          (II) Neither the Company nor any Subsidiary of the Company shall take any of the following actions without the unanimous approval of the Members:

                  (i) varying any of the rights attaching to the Membership Interests except as set forth in this Agreement;

                  (ii) taking any steps to effect the winding-up, liquidation, dissolution or voluntary bankruptcy of the Company or any of its Subsidiaries;

                  (iii) entering into any merger, amalgamation, consolidation or other business combination with a Competitor of LTM.

          (III) The Estatutos of the Company shall, as applicable, reflect the special voting requirements of the Board of Directors mentioned in I above of this section. The Estatutos of the Company shall also, as applicable, reflect the supermajority voting requirements for the members meeting established in II above of this section by requiring a quorum of eighty percent of the members to hold a members meeting that will deal with the matters enumerated in II above and an eighty percent voting majority to approve a resolution concerning said matters.

         Section 4.9. Failure of RE to Purchase Minorities. If at or after Closing, Yelmo Films or its Subsidiaries has, as its shareholder, any Person other than RE, LTM or any other Subsidiary of Yelmo Films, all costs, expenses, reserves, losses or liabilities, including without limitation, rights to distributions (together, "Minority Costs"), associated with such Persons shall be for the account of RE and RE shall indemnify and hold harmless LTM against such Minority Costs, it being understood and agreed that, except as provided for in Section 4.8, LTM shall be entitled to 50% of the profits, losses and payments on liquidation, of the Company and its Subsidiaries before taking into account any Minority Costs.

                                    ARTICLE V
                                 EXCLUDED ASSETS

         Section 5.1. Excluded Assets. Prior to the Closing Date, RE shall cause to be transferred out of the Yelmo Group Companies those assets described in
Section 2.01(a) of the Asset Transfer Agreement and in the Yelmo Arco Iris Share Transfer Agreement (the "Excluded Assets") in accordance with the terms of those Agreements. Any taxes, costs, losses and expenses relating to such transfers, to the extent actually determined by the Closing Date, shall be recorded in the books and records of the Yelmo Group Companies as a liability and taken into account in the calculation of Working Capital pursuant to Section 4.4 and, to the extent not determined on or prior to the Closing Date, shall be borne by RE who shall reimburse the Yelmo Group Companies in cash within ten days of determination thereof for any such taxes, costs, losses or expenses actually paid by any Yelmo Group Company.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         The representations and warranties of the parties to this Agreement are set forth in Appendix B.

                                   ARTICLE VII
                 CORPORATE GOVERNANCE; CERTAIN CORPORATE ACTIONS

         Section 7.1. Voting of Membership Interests. From and after the Closing Date, each Member shall vote all Membership Interests owned or controlled by it, and shall take all other necessary or desirable actions within its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effectuate the provisions of this Agreement.

         Section 7.2. Composition of the Board of Directors. Each Member shall vote all Membership Interests owned or controlled by it and shall take all necessary action within its control, so that the composition of the Board of Directors and the manner of selecting members thereof shall be as follows:

         (a) On the Closing Date, the Board of Directors shall be comprised of six persons, three of which shall be designated by the holders of Class A Units and three of which shall be designated by the holders of Class B Units. All such designations shall be notified in writing to the Company, which shall notify all of the Members. A list of the initial Directors and their positions is set forth in Schedule 7.2.

         (b) Each holder of Class A Units and Class B Units, respectively, shall have the right by notice in writing to the Company to require the Board of Directors to call a meeting of the

Members (i) to remove, with or without cause, any Director designated by such holder pursuant to this Section 7.2 and (ii) to designate any replacement for a Director designated by such holder pursuant to this Section 7.2, upon the death, resignation, retirement, disqualification or removal from office of such Director.

         (c) At all meetings of the Board of Directors, a quorum shall consist of not less than four Directors provided that such quorum consist of at least one Director designated by holders of Class A Units and one Director designated by Class B Units. Written notice shall be duly given to each Director at least five (5) business days in advance of each meeting, provided no notice need be given to any Director who signs a written waiver of notice at or in advance of a meeting, or who attends the meeting without protesting any lack of notice. Unless a higher vote is specifically required by this Agreement, all actions of the Board of Directors shall be determined by the vote of a simple majority (i.e., greater than 50%) of the Directors attending the meeting; provided that such majority includes at least one Director designated by holders of Class A Units and one Director designated by holders of Class B units.

         (d) Board of Directors meetings shall be held no less frequently than three times per year with at least one meeting being held between January 1 and March 31 in each year for purposes of considering the annual financial statements of the Company and its Subsidiaries. Minutes of the Board of Directors meetings shall be taken and a copy of the minutes shall be distributed to each Director in a timely fashion.

         Section 7.3. Managing Director and Other Executives. (a) Effective as of the Closing Date, RE shall be appointed as the initial Managing Director on the terms set forth in the Employment Agreement. The Managing Director will report to the Board of Directors. The Managing Director, subject to the control of the Board of Directors, shall have general charge and control of all of the Company's business and affairs and shall perform all duties incident to the office of Managing Director; provided that neither he nor any other executive of the Company shall take or shall be entitled to take, and each Member shall use its best efforts to prevent the Company or any of it Subsidiaries from taking, any of the actions specified in Section 7.4(a) without the prior approval of the Board of Directors in accordance with this Agreement. The Managing Director may attend all meetings of the Members Committee and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board of Directors.

         (b) Except as provided in the next sentence, the Managing Director shall have the right to appoint the senior executives of the Company and its Subsidiaries subject to the reasonable approval of LTM. LTM shall have the right, after consultation with RE, to appoint one senior executive of the Company and its Subsidiaries and to remove such executive from office.

         Section 7.4. Approval of Certain Matters. (a) The Managing Director shall not and shall not permit the Company or any Subsidiary of the Company to take or agree to take any of the following actions or engage in any of the following transactions without the prior approval of the Board of Directors in accordance with the provisions of this Agreement:

                  (i) expenditure of any sum of Pesetas 7,500,000 or more that is not included in an Approved budget, it being understood and agreed that expenditures on film rental, to the extent such expenditures are determined by reference to box-office sales, shall not be restricted by this clause (i);

                  (ii) sale, transfer or disposal of assets of the Company or any of its Subsidiaries, or purchase or other acquisition of assets or businesses, in each case in any single or series of related transactions for a consideration in excess of Pesetas 7,500,000;

                  (iii) engaging by the Company or any of its Subsidiaries in any business other than as provided in Section 2.2;

                  (iv) varying the Company's accounting policies and practices in any material respect, other than to comply with GAAP;

                  (v) entering into, amending or waiving the provision of any agreements or transactions with any Member or any Affiliate of any Member after the Closing Date except as expressly provided for in this Agreement and except relating to the exhibition and settlement of motion pictures;

                  (vi) entering into any arrangements in connection with the Excluded Assets other than as contemplated by the Ancillary Agreements;

                  (vii) establishing any place of business outside Spain;

                  (viii) commencing or settling litigation where the amount involved exceeds Pesetas 7,500,000;

                  (ix) entering into any joint venture, partnership agreement or similar arrangement;

                  (x) approving and adopting the annual budget or the Business Plan or any change thereto;

                  (xi) incurring any debt for borrowed money in excess of Pesetas 7,500,000; or

                  (xii) entering into employment agreements or consulting agreements with any Person involving the payment in any such agreement of an amount in excess of Pesetas 7,500,000, or authorizing any Person to enter into employment agreements or consulting agreements.

         (b) Neither the Company nor any Subsidiary of the Company shall take any of the following actions without the unanimous approval of the Members:

                  (i) varying any of the rights attaching to the Membership Interests except as set forth in this Agreement;

                  (ii) modifying the Estatutos;

                  (iii) taking any steps to effect the winding-up, liquidation, dissolution or voluntary bankruptcy of the Company or any of its Subsidiaries;

                  (iv) except as provided in Sections 4.1, 4.2 or 4.3, the issuance of additional Membership Interests or other equity interests by the Company;

                  (v) entering into any merger, amalgamation, consolidation or other business combination to which the Company or any of its Subsidiaries is a party;

                  (vi) declaring any dividend or making any other distribution with respect to, or the redemption, repurchase or other acquisition of, any class of equity securities of the Company;

                  (vii) changing the name of the Company; or

                  (viii) calling for capital contributions from Members in excess of the Contribution Amount.


                                  ARTICLE VIII
                                TRANSFER AND SALE

                  Section 8.1. Transfer Restrictions. No Member shall sell, transfer, assign, pledge or otherwise dispose of (a "Transfer") all or part of any Membership Interests beneficially owned by it or him (i) except in compliance with the provisions of this Article VIII and the Estatutos, and (ii) without obtaining a written agreement in form and substance reasonably satisfactory to the Company executed by the transferee to be bound by the terms of this Agreement, and any Transfer not in compliance with clauses (i) and (ii) and any other provisions of this Article VIII shall have no effect and be null and void.

                  Section 8.2. Consent. Until the fifth anniversary of the date of formation of the Company (the "Transfer Waiver Date"), no Member will Transfer any Membership Interests without the prior written consent of the other Members other than to a Permitted Transferee.

                  Section 8.3. First Refusal. (a) If, following the Transfer Waiver Date, either LTM (on behalf of itself and its Permitted Transferees) or RE (for himself and on behalf of his Permitted Transferees) (as appropriate, the "Transferring Members") desires to Transfer, directly or indirectly, all or any portion of the Membership Interests owned by it (other than to a Permitted Transferee), the Transferring Member shall provide the other Member (the "Non-Transferring Member") with a written notice (the "First Refusal Notice"), with a copy to the Company, setting forth:

                  (i) the number of Membership Interests to be offered;

                  (ii) the terms and conditions of the proposed Transfer including the price (the "Offering Price") at which the Transferring Member proposes to Transfer such Membership Interests; and

                  (iii) the name of the proposed transferee and a statement specifying whether that transferee is a Competitor or not.

Within 30 business days following the delivery of the First Refusal Notice, the Non-Transferring Member shall, by notice in writing to the Transferring Member (copied to the Company), have the opportunity and right to purchase 100% of the Membership Interests referred to in the First Refusal Notice (on the terms specified in the First Refusal Notice or on any other terms as are agreed by the parties). If the Non-Transferring Member fails to exercise or waive its right to purchase 100% of the Membership Interests referred to in the First Refusal Notice, then the Transferring Member shall be free, for a three-month period commencing at the end of such 30-day period to enter into a definitive agreement to Transfer the offered Membership Interests to any third party other than a Competitor (which shall be the subject of Section 8.3(b)), on terms (including, without limitation, all terms affecting price) no more favorable to the proposed purchaser than the terms specified in the First Refusal Notice, it being understood, however, that if the Transferring Member does not complete the Transfer of the Membership Interests within one month following the end of such three month period, or if the definitive agreement is subsequently terminated, the Transferring Member shall once again be subject to all the provisions of this Section 8.3.

                  (b) In the event that a proposed transferee is a Competitor, the Transferring Member shall provide the Non-Transferring Member with a written notice (a "Competitor Notice"), copied to the Company, which shall include the information required in a First Refusal Notice and shall also include an indication of whether the Competitor is prepared to purchase 100% of the outstanding equity of the Company. Within 30 business days following the delivery of the Competitor Notice, the Non-Transferring Member shall, by notice in writing to the Transferring Member (copied to the Company), have the opportunity and right (i) to purchase 100% of the Membership Interests referred to in the Competitor Notice (at 90% of the Offering Price specified in that notice) or (ii) to notify the Transferring Member that it wishes to sell to the Competitor all of the Membership Interests owned by it on terms specified in the Competitor Notice in which case, the Transferring Member shall only be entitled to sell its Membership Interests to the Competitor specified in the Competitor Notice if the Non-Transferring Member's Membership Interests are also purchased by that Competitor. If the Non-Transferring Member fails to exercise or waives its right to purchase the Membership Interests referred to in that notice or fails to exercise or waives its right to sell its membership interests to the Competitor specified in the Competitor Notice, then the Transferring Member shall be free, for a three-month period commencing at the end of such 30-day period to enter into a definitive agreement to Transfer the offered Membership Interests to the Competitor specified in the Competitor Notice on terms (including, without limitation, all terms affecting price) no more favorable to the buyer than the terms specified in that notice, it being understood, however, that if the Transferring Member does not complete the Transfer of the Membership Interests within one month following the end of such three-month period, or if the definitive agreement is subsequently terminated, the Transferring Members shall once again be subject to all the provisions of this Section 8.3.

                  (c) Each acceptance made hereunder shall constitute a separate, binding contract obligating the Transferring Member to sell, and the Non-Transferring Member to purchase, the Membership Interests accepted on the terms specified in the relevant notice (or on any other terms as the parties shall have agreed). The parties agree to negotiate in good faith to consummate the transaction as soon as possible, but in no event later than the date 120 days after the date the First Refusal Notice or Competitor Notice (as the case may be) was given. Notwithstanding any provision of this Agreement to the contrary, in the event of failure by the Non-Transferring Member to close the transaction within the 120-day time periods referred to above, as extended if applicable, the Transferring Member shall be entitled, in addition to all other available remedies, to treat that failure as a waiver under Section 8.3(a) or 8.3(b), as the case may be, by the Non-Transferring Member, entitling the Transferring Member to take the action specified in Sections 8.3(a) or 8.3(b), as the case may be, pursuant to that waiver.

                  (d) If the Offering Price specified in the First Refusal Notice or the Competitor Notice as the case may be, includes any property other than cash, the fair market value of any non- cash property shall be determined in the following manner:

                           (i) The fair market value of securities which are publicly traded shall be deemed to be the average of the daily closing prices of those securities for the five consecutive trading days immediately prior to the date of the First Refusal Notice or the Competitor Notice, as the case may be (or the date of the last written proposal made by the Transferring Member); and

                           (ii) The fair market value of any other property shall be determined by the good faith agreement of the Transferring Member and the accepting Non-Transferring Member or, if such parties are unable to agree, by an appropriate expert mutually selected by such parties. If the parties cannot mutually agree on an expert, each party shall select an expert and those experts shall select an independent expert to resolve the dispute. The costs and expenses of the appraisal shall be borne by the Transferring Member.

                  Notwithstanding anything to the contrary in this Section 8.3, each Non-Transferring Member may pay the Offering Price in cash, with any non-cash property valued as provided above.

                                   ARTICLE IX
                                 COVENANTS OF RE

                  RE hereby covenants and agrees with LTM as follows:

                  Section 9.1. Cooperation by RE. RE shall use all reasonable efforts, and will cooperate with the Company and LTM, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable RE to effect the transactions contemplated hereby, and shall otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

                  Section 9.2. Conduct of Business. Except as otherwise expressly permitted by the terms of this Agreement or except as LTM may otherwise consent to in writing, from the date hereof until the Closing, RE will cause each of the Yelmo Group Companies to (i) conduct its business only in the ordinary course in substantially the same manner as presently conducted; (ii) preserve intact in all material respects its business organization; (iii) maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to conduct its business in all material respects in the manner in which its business is currently conducted; (iv) continue all existing insurance policies (or similar insurance) in full force and effect; (v) not increase the rate or terms of compensation payable or to become payable to its directors, officers, members, managers, key employees, consultants or RE's family members and not increase the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers, members, managers, key employees, consultants or family members, except, in each case, increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre- existing Material Contract or applicable collective bargaining agreement;
(vi) preserve as far as possible its relationships with its suppliers, customers, licensors and licensees and others having business dealings with it;
(vii) not declare or pay any dividend or make any other distribution to its members or stockholders whether or not in respect of any equity interests;
(viii) not amend its Estatutos except amendments required to effect the transactions contemplated by this Agreement; which amendments are provided to and approved in writing by LTM; (ix) not redeem or otherwise acquire any of its equity interests or issue any equity interest or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interests; (x) not adopt or amend in any material respect any employee benefit plan except as required by Law; (xi) not incur or assume any Debt except in the ordinary course of business; (xii) not permit, allow, or suffer any of its assets to become subjected to any Lien or other restriction of any nature except as required by Law or this Agreement; (xiii) not waive any claims or rights of substantial value; (xiv) not pay, loan or advance any amount to, or sell, transfer or lease any assets to, or enter into any agreement or arrangement with RE or any Person affiliated with RE, other than with respect to the Excluded Assets; (xv) not sell, exchange, lease, transfer or otherwise dispose of any assets of the Yelmo Group Companies other than the sale of inventory in the ordinary course of business and other than the sale or transfer of the Excluded Assets; (xvi) not make any amendment to the terms upon which the Excluded Assets were transferred out of the Yelmo Group Companies; (xvii) not acquire any assets, business or securities, other than the acquisition of current assets in the ordinary course of business, except as provided for in this Agreement; (xviii) not incur any capital expenditures in excess of Pesetas 7,500,000; (xix) not change its accounting principles or policies except as required by GAAP or by Law; and (xx) not agree, whether in writing or otherwise, to do any of the foregoing.

                  Section 9.3. Access. RE shall provide the Company and LTM with such information as the Company and LTM may from time to time reasonably request with respect to the Yelmo Group Companies, and the transactions contemplated by this Agreement and provide the Company and LTM and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Yelmo Group Companies as LTM may from time to time reasonably request.

                  Section 9.4. Required Notices. From the date hereof until the Closing Date, RE shall cause the Yelmo Group Companies to promptly, upon obtaining knowledge thereof, give written notice to the Company and LTM of (i) any facts or circumstances or the occurrence of any event or the failure of any event to occur, which will, or could reasonably be expected to, result in a Material Adverse Effect, (ii) any failure by RE to comply in all material respects with any covenant, condition or agreement contained in this Agreement,
(iii) any complaints, investigations, proceedings or hearings of any Governmental Entity with respect to the Yelmo Group Companies or this Agreement,
(iv) any institution or threat of institution of any litigation or similar action or (v) the occurrence of any event which will or could reasonably be expected to result in the failure by RE to satisfy any condition set forth in
Article XI.

                  Section 9.5. Certain Tax Matters. RE agrees that he shall file his personal Tax returns consistent with the terms of the transactions contemplated hereby including, without limitation, consistent with the treatment of the share for share exchange referred to in Section 4.2(c) as a tax free transaction and that he shall not take any actions inconsistent with the treatment of such share for share exchange as a tax-free transaction.

                  Section 9.6. Use of Certain Names. Promptly following the Closing Date, but in no event later than 30 days thereafter, RE shall cause Yelmo Arco Iris, S.L. and any other Excluded Asset that uses the name "Yelmo" to
(i) change its name to exclude the word "Yelmo" and (ii) remove the name "Yelmo" and associated graphics from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials.

                                    ARTICLE X
                               CERTAIN AGREEMENTS

                  Section 10.1. Non-Competition. (a) Subject to and except as permitted by Section 10.1(d), as long as LTM or any of its Permitted Transferees directly or indirectly owns any Membership Interests, and until the fifth anniversary of the date that LTM and its Permitted Transferees cease to own any Membership Interests, LTM shall not directly or indirectly have any equity or other ownership or participation interest in (other than passive investments of no more than 5% of the equity of a company whose equity securities are publicly traded) any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in Spain other than the Company.

                  (b) Subject to and except as permitted by Sections 10.1(c) and 10.1(d), as long as RE or his Permitted Transferees directly or indirectly own Membership Interests, and until the fifth anniversary of the date that RE and his Permitted Transferees cease to own any Membership Interests, RE shall not directly or indirectly have any equity or other ownership or participation interest (other than passive investments of no more than 5% of the equity of a company whose equity securities are publicly traded) in any motion picture exhibition business (which business includes the concessions business associated with exhibition of motion pictures) in Spain other than the Company.

                  (c) Notwithstanding Section 10.1(b), RE shall be entitled (i) to retain a passive minority interest in Multidulce, S.L., Confiterias Regaliz, S.L., and Multifiesta, S.L. and (ii) to retain an interest in Yelmo Arco Iris, S.L., provided that the activities of Yelmo Arco Iris, S.L. do not, directly or indirectly, breach the provisions of Section 10.1(b).

                  (d) If either LTM or RE wishes to participate in or undertake any business venture which would otherwise be prohibited by Section 10.1(a) or 10.1(b) (a "New Venture"), the party proposing such New Venture (the "Proposing Party") shall first offer it to the Company by providing written notice (a "Notice of New Venture") to the Company containing a detailed description of the nature, structure and terms of such New Venture as well as a copy of any proposed agreements relating thereto. The Company shall have thirty days to determine whether it wishes to pursue the New Venture, it being agreed that such determination shall be made by the Directors representing the non-Proposing Party. In the event that the Company determines not to participate in such New Venture, then the Proposing Party (and/or its Affiliates) shall have the right to enter into the New Venture as described in the Notice of New Venture independently or with such third Persons as it selects; provided that the terms related to such New Venture shall be no more favorable than the terms offered to the Company. Notwithstanding the foregoing sentence, to the extent that there is a material change in the details of the New Venture as described in the Notice of New Venture, a Proposing Party will not have the right to directly or indirectly, participate in or undertake the New Venture without giving an additional Notice of New Venture to the Company pursuant to this Section 10.1(c).

                  Section 10.2. Access to Company. Upon five business days' notice, each Member and its representatives shall be permitted to inspect the books and records of the Company for any proper purpose and make copies thereof at any reasonable time during normal business hours, it being acknowledged that any information provided under this Section 10.2 shall be subject to the provisions of Section 13.4.

                  Section 10.3. Financial Reporting Obligations. The Members shall cause the Company to deliver to each of the Members (i) as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of net income and retained earnings and of cash flows of the Company for such year setting forth in each case in comparative form the figures for the previous year, (ii) as soon as available, but in any event not later than 90 days after the end of the fiscal year of the Company, its financial statements referred to in clause
(i), reported on by independent certified public accountants of internationally recognized standing, (iii) as soon as available, but in any event not later than 30 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such quarter and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year- end audit adjustments) and (iv) as soon as available, but in any event not later than 30 days after the end of each month of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company as at the end of such month and the related unaudited consolidated statements of net income and retained earnings and of cash flows of the Company for such month certified by the Chief Financial Officer or equivalent director or employee of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments). All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as any inconsistent application of GAAP is approved by such accountants or officer, as the case may be, and disclosed therein).

                  Section 10.4. Conduct of Business. The Members shall cause the Company to adopt and maintain an integrity policy satisfactory to LTM and RE.


                                   ARTICLE XI
                      CONDITIONS TO CLOSING AND TERMINATION

                  Section 11.1. Conditions to Obligations of LTM. The obligation of LTM (other than incorporation of the Company) to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

                  (a) Representations, Warranties and Covenants of RE. RE shall have complied in all material respects with all of his agreements and covenants contained herein to be performed on or prior to the Closing Date, and all the representations and warranties of RE contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Company shall have received a certificate executed by RE, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 11.1.

                  (b) No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the parties from consummating the transactions contemplated hereby.

                  (c) Consents. All consents, approvals, authorization, exemptions and waivers from any Governmental Entity or any third party including those set forth in Schedule 11.1(c) hereof that shall be required in connection with the transactions contemplated hereby shall have been obtained.

                  (d) Certificates and Resolutions. LTM shall have received copies, in form and substance reasonably satisfactory to it, of such certificates of good standing, board resolutions, officers and secretaries' certificates and other documents with respect to the Yelmo Group Companies as LTM or its counsel shall reasonably request.

                  (e) Minority Interests. Except for the Persons identified in
Schedule 11.1(e) holding the interests in the Yelmo Group Companies identified on that Schedule, no Person other than RE shall have an equity interest in any Yelmo Group Company and LTM shall have received evidence to that effect satisfactory to it.

                  (f) Excluded Assets. The Excluded Assets shall have been transferred out of the Yelmo Group Companies in accordance with the terms of the Asset Transfer Agreement and LTM shall have received evidence to that effect satisfactory to it.

                  (g) Certain Payments. RE shall have paid to Yelmo Films (whether in repayment of a debt or otherwise) an amount of Pesetas 31,976,000 and LTM shall have received evidence to that effect satisfactory to it.

                  (h) Intercompany Accounts. All intercompany balances between Yelmo Group Companies on the one hand and any Affiliates of RE on the other hand shall have been eliminated, and for the sake of clarity there shall be no intercompany balance between Yelmo Group Companies and the Excluded Assets, and both of these requirements shall be evidenced in a manner satisfactory to LTM.

                  (i) Ancillary Agreements. The Ancillary Agreements shall have been executed by LTM, the Company, RE, Yelmo Films, Multidulce, S.L., Multifiesta, S.L. and Confiterias Regaliz, S.L., as appropriate.

                  (j) Certain Business Combinations. The business combination of LTM Holdings, Inc and Cineplex Odeon Corporation contemplated by the agreement among these companies and others, dated September 30, 1997, shall have been consummated.

                  Section 11.2. Conditions to Obligations of RE. The obligation of RE to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, where permissible) at or prior to the Closing of all of the following conditions:

                  (a) Representations, Warranties and Covenants of LTM. LTM shall have complied in all material respects with all of its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of LTM contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. RE shall have received a certificate executed by or on behalf of the Company and LTM, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 11.2.

                  (b) No Prohibition. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the parties from consummating the transactions contemplated.

                  (c) Incorporation of the Company. The Company shall have been incorporated by LTM, and have a paid-in share capital of 2,000,000.000 pesetas (said amount need not be registered with the Mercantile Registry at closing).

                  (d) Certificates and Resolutions. RE shall have received copies, in form and substance reasonably satisfactory to him, of such certificates of good standing, board resolutions, officers, and secretaries' certificates and other documents with respect to LTM as RE or his counsel shall reasonably request.

                  (e) Ancillary Agreements. The Ancillary Agreements shall have been executed by LTM, the Company, RE, Yelmo Films, Multidulce, S.L., Multifiesta, S.L. and Confiterias Regaliz, S.L., as appropriate.

                  (f) Delivery of the principal amount to be loaned under the Loan Agreement.

                  Section 11.3. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of RE and LTM or in writing by either RE or LTM, as the case may be, if the conditions to Closing set forth in this Article XI applicable to the obligation of RE or LTM, as the case may be, to close shall not have been satisfied on or before the date 30 working days following the date of this Agreement.

                                   ARTICLE XII
                                 INDEMNIFICATION

                  Section 12.1. Survival. The representations and warranties made in this Agreement (which, for the avoidance of doubt, are made as of the Closing Date and not thereafter) shall survive the Closing and remain in full force and effect (i) in the case of all such representations and warranties, other than those contained in paragraphs A3, A4, A12 and A21 of Appendix B for a period of two years after the Closing Date, (ii) in the case of the representations and warranties contained in paragraphs A3 and A4 of Appendix B, indefinitely, (iii) in the case of the representations and warranties contained in paragraph A12 of Appendix B, for a period equal to 90 days in excess of the applicable statute of limitations therefor and (iv) in the case of the representations and warranties contained in paragraph A21 of Appendix B, for a period of seven years after the Closing Date.

                  Section 12.2. Losses. For purposes of this Agreement, the terms "Loss" or "Losses" shall mean each and all of the following items to the extent actually incurred: claims, losses, liabilities, damages, judgments, awards, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel). Losses shall exclude all consequential damages.

                  Section 12.3. Indemnification by RE. RE shall indemnify and hold harmless LTM, the Company and their respective Affiliates from and against any and all Losses based upon, arising out of, or resulting from, any of the following:

                           (i) any breach by RE of any of the representations or warranties made by RE in this Agreement;

                           (ii) any failure by RE to perform any of his covenants or agreements contained in this Agreement;

                           (iii) all Pre-Closing Taxes for which the Yelmo Group Companies are liable;

                           (iv) the Excluded Assets (without duplication of amounts recovered pursuant to Section 5.1), to the extent relating to the period prior to the Closing Date or as a result of the transfer thereof; and

                           (v) the matters set forth on Schedule 12.3.

                  Section 12.4. Indemnification by LTM. LTM shall indemnify and hold harmless RE, the Company and its Affiliates from and against any and all Losses based upon or resulting from any of the following:

                           (i) any breach by LTM of any of the representations or warranties made by LTM in this Agreement; or

                           (ii) any failure by LTM to perform any of its covenants or agreements contained in this Agreement.

                  Section 12.5. Indemnification by the Company. (a) The Members shall cause the Company to indemnify and hold harmless each Member and each Director, each Affiliate of each holder of Membership Interests, each of the foregoing's respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns or any of the foregoing, from and against any and all Losses based upon or resulting from, (i) any Liability of the Company or (ii) any act or omission performed or omitted to be performed by such Person in its or his capacity as a Member, member of the Members' Committee or holder of Membership Interests (or as an Affiliate, director, officer, employee, agent, heir, executor, successor or assign of such Member, holder, member of the Members Committee or Affiliate) except for acts or omissions constituting gross negligence, bad faith, fraud or willful misconduct, or breach of this Agreement, provided that no Person shall have any obligation or liability under this Section 12.5 with respect to any Losses for which such Person is indemnified or is entitled to indemnification pursuant to Section 12.3 or 12.4.

                  (b) The Members shall cause the Company to timely indemnify and hold harmless RE from and against all capital gains tax and any penalties and interest associated therewith, up to a maximum aggregate amount of Pesetas 326,000,000, actually incurred by RE directly and exclusively as a result of the share for share exchange referred to in Section 4.2(c) being finally determined to constitute a taxable transaction by the competent Spanish authorities and not susceptible to appeal (the "Indemnified Amount"). RE undertakes to pay the Indemnified Amount to the competent Spanish authorities within a period of three working days from receipt by RE of the Indemnified Amount and provide immediately after payment evidence satisfactory to the Company of said payment. The Indemnified Amount is to be paid by the Company to RE in the manner which best protects the interests of both the Members and the Company.

                  (c) Except as expressly provided in this Article XII, no Member or holder of Membership Interests will have any obligation or Liability to any Member or holder of Membership Interests arising out of or relating to any Liability of the Company.

                  Section 12.6. Claims. (a) When a party seeking indemnification under Section 12.3, 12.4 or 12.5(a) (the "Indemnified Party") receives notice of any claims made by third parties ("Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is to be the basis for a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the other party or parties (the "Indemnifying Party") reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been materially prejudiced thereby. The Indemnified Party shall have the right to either (i) assume the defense of any Third Party Claim or (ii) request that the Indemnifying Party assume the defense of such Third Party Claim. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnified Party assumes the defense of a Third Party Claim or requests the Indemnifying Party to assume such defense, the Indemnifying Party shall pay all costs and expenses thereof, including without limitation fees and expenses of legal counsel.

                  (b) If RE receives notice of any claim which is the basis for a claim for indemnification under Section 12.5(b), he shall give prompt written notice thereof to the Company and LTM describing in detail the amount of such claim and the basis thereof. The Company shall have the right to assume the defense of such claim and the Company shall have the right to compromise or settle such claim to the extent such compromise or settlement is for the payment of cash in an amount equal to or less than Pesetas 326,000,000. No compromise or settlement in respect of any such claims may otherwise be effected by the Company without RE's prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything in this Agreement to the contrary, the Company shall exercise its rights under this Section 12.6(b) with the consent of, and at the direction of, LTM, it being understood and agreed that, except as expressly provided in this Section 12.6(b), RE shall not be entitled to prevent the Company (whether in his capacity as a Member or as Managing Director or otherwise) from complying with LTM's direction under this
Section 12.6(b). Without limiting the Company's rights pursuant to the foregoing, it is understood and agreed that, if RE has appointed his own counsel to defend a tax related claim of which a claim covered by this Section 12.6(b) is part, counsel appointed by the Company shall keep RE's counsel informed of the progress of the defense of the claim covered by this Section 12.6(b) and shall cooperate in a reasonable manner with RE's counsel.

                                  ARTICLE XIII
                                     GENERAL

                  Section 13.1. Arbitration. In the event a dispute occurs with respect to any matter in connection with this Agreement, RE and LTM will promptly attempt to settle such dispute through consultation and negotiation in good faith and in a spirit of mutual cooperation. If agreement is reached concerning the resolution of such dispute, then such agreement shall be final, conclusive and binding on RE and LTM. If, on or before the tenth day after written notice of such dispute is given by one party to the other, such dispute has not been resolved by the agreement of RE and LTM, LTM and RE shall each appoint an arbitrator who shall, within five days of their appointment, agree on a third arbitrator to whom the dispute shall be referred. If the two independent arbitrators appointed by LTM and RE cannot agree on an appropriate third arbitrator, the matter shall be referred to the Dean of the Bar of Madrid which shall appoint an arbitrator. The finally appointed arbitrator shall be instructed to apply the laws of Spain. The arbitrator's decision and award with respect to the dispute referred to shall be final and binding on RE and LTM and may be entered in any court with jurisdiction. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorneys' fees and costs), shall be borne by the unsuccessful party to the dispute and shall be awarded as part of the arbitrator's award; provided, however, that (i) each of LTM and RE shall bear its own attorneys' fees and costs in connection with the arbitration proceedings and (ii) if the arbitrator does not find one of LTM or RE to be unsuccessful then the cost of the arbitral proceeding shall be paid equally by LTM and RE.

                  Section 13.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:                           If to LTM:

Jacometrezo 4 - 7(degree),                   LOEWS THEATRES
28013, Madrid                                711 Fifth Avenue,
Attention:     Managing Director             New York, New York  10022
Facsimile:     (3491) 523-1658
                                             Attention:     John Cormie McBride,
                                                            General Counsel
                                             Facsimile:     (212) 833-8379

With a copy to:                         With a copy to:

Gomez-Acebo & Pombo                     Lawrence J. Ruisi
Castellana 164,                         Chief Executive Officer
28046 Madrid                            Loews Theatres
Attn:          Richard Silberstein      711 Fifth Avenue
Facsimile:     (3491) 582-9114          New York, New York  10022
                                        Facsimile:  (212) 833-6780


Lawrence J. Ruisi                       John J. Walker
Chief Executive Officer                 Chief Financial Officer
Loews Theatres                          Loews Theatres
711 Fifth Avenue                        711 Fifth Avenue
New York, New York  10022               New York, New York  10022
Facsimile:     (212) 833-6780           Facsimile:  (212) 833-6270

John J. Walker                          Fried, Frank, Harris, Shriver & Jacobson
Chief Financial Officer                 1 New York Plaza
Loews Theatres                          New York, New York  10004
711 Fifth Avenue                        Attention:     Sanford Kieger
New York, New York  10022               Facsimile:     (212) 859-4000
Facsimile:     (212) 833-6270

If to RE:

c/o Yelmo Films, S.A.
Jacometrezo, 4 - 7(degree)
28001 Madrid
Facsimile:     (3491) 523-1658

With a copy to:

Bufete Ramon Hermosilla
Claudio Coello, 32 - 1(degree)
Attention:     Ramon Hermosilla Gimeno
Facsimile:     (3491) 435-6366

or to such other address as any party or other addressee shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  Section 13.3. Assignment; Binding Effect; Benefit. Except as expressly contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except any rights, interests or obligations relating to Membership Interests Transferred to a Permitted Transferee, provided that no such assignment will relieve the assigning party of any of its obligations hereunder, and provided further that the foregoing restriction shall not apply to any assignment to any successor Person in connection with any merger or consolidation or sale of all or substantially all of the assets. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  Section 13.4. Confidentiality. Each Member agrees that it shall keep all information regarding the business, affairs or plans of the Company strictly confidential and shall maintain and protect all information regarding the business, affairs or plans of the Company in no less careful a manner than it maintains and protects its own confidential business information; provided, however, that such information may be disclosed by a Member or holder if, in the reasonable opinion of counsel to such Member or holder, and after prior consultation with the Members and their counsel (but not their consent), such disclosure is required by law or applicable rules of any securities exchange; provided further, that the provisions of this Section 13.4 shall not apply to information which (i) becomes generally available to the public other than as a result of a disclosure by such Member or holder or its representatives, (ii) was available to such Member or holder on a non-confidential basis prior to its disclosure to such Member or holder by any other Member or holder or their representatives, or (iii) becomes available to such Member or holder on a non-confidential basis from a source other than any other Member or its representatives.

                  Section 13.5. Entire Agreement. This Agreement has been prepared and executed in both English and Spanish, and both versions shall be binding on the parties hereto, provided that, in the event that any provision of the Spanish version conflicts with or is inconsistent with any provision of the English version of this Agreement, the provisions of the English version shall control and be binding upon each of the parties hereto. This Agreement (in both English and Spanish), the exhibits, appendices and schedules hereto and any certificate delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

                  Section 13.6. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

                  Section 13.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

                  Section 13.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  Section 13.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural, and vice versa, "including" shall mean "including, without limitation," words denoting any gender shall include all genders and references to a Person include such Person's successors and permitted assigns. In this Agreement, unless defined herein, all accounting terms shall have the meaning given to them under GAAP.

                  Section 13.10. Incorporation of Exhibits and Schedules. All exhibits, appendices and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  Section 13.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 13.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Articles VII and VIII or Section 10.1 of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Articles VII and VIII or Section 10.1 of this Agreement and to enforce specifically the terms and provisions of Articles VII and VIII or Section 10.1 of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                         LTM SPANISH HOLDINGS, INC.

                                         By: /s/ John Cormie McBride
                                             --------------------------------
                                             Name:    John Cormie McBride
                                             Title:   Senior Vice President and
                                                      Counsel



                                         RICARDO EVOLE MARTIL

                                         By:       /s/ Ricardo Evole Martil
                                             --------------------------------

                                   Appendix A

                                   Definitions

                  "Advance":  as defined in Section 4.7.

                  "Affiliate": means with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. If a Person is a natural person, the term Affiliate also includes the wife, parents, children, siblings, nieces, nephews and grandchildren of such natural person, any trusts established for their benefit and any legal entities in which they are partners or of which they own (legally or beneficially), directly or indirectly, 25% or more of such entity's voting securities.

                  "Agreement":  as defined in the preamble to this Agreement.

                  "Ancillary Agreements": means the Sale and Purchase Agreement, the Employment Agreement, the Transition Services Agreement, the License Agreement, the Asset Transfer Agreement, the Columbia Bar Agreement, the Loan Agreement, the Yelmo Arco Iris Share Transfer Agreement and the Pledge Agreement.

                  "Approved Budget": for any fiscal year means the annual budget of the Company for such fiscal year as approved by the Members pursuant to this Agreement.

                  "Asset Transfer Agreement": means the Asset Transfer Agreement dated the date of this Agreement between Yelmo Films and certain of its Subsidiaries and Multidulce, S.L. and certain of its Affiliates relating to the sale and purchase of certain included assets and Excluded Assets substantially in the form set forth in Exhibit 5.1(a).

                  "Auditor": as defined in Section 4.6.

                  "Balance Sheet":  as defined in paragraph A.7 of Appendix B.

                  "Board of Directors": means the board of directors of the Company established pursuant to Section 7.2.

                  "Business Plan": means the business plan of the Company as approved and adopted by the Board of Directors from time to time.

                  "Calculation Period":  as defined in Section 4.5.

                  "Cashflow": means, for any period, (i) the consolidated net income or net loss of the Company and its Subsidiaries for such period, plus
(ii) consolidated depreciation and amortization expense and other non-cash charges of the Company and its Subsidiaries for such period, minus (iii) consolidated capital expenditures of the Company and its Subsidiaries for such period, plus (iv) any decrease in Working Capital during such period minus (v) any increase in Working Capital during such period, in such case, determined in accordance with GAAP.

                  "Class A Units":  as defined in Section 3.1.

                  "Class B Units":  as defined in Section 3.1.

                  "Closing": means the closing of the transactions contemplated by Section 4.2.

                  "Closing Date":  means the date upon which the Closing occurs.

                  "Colombia Bar Agreement": means the agreement between Yelmo Films and Multidulce, S.L. substantially in the form set forth in Exhibit A-1.

                  "Company":  as defined in the preamble to this Agreement.

                  "Competitor": means any person which engages in the business of distributing or exhibiting motion pictures in Spain or the United States of America.

                  "Competitor Notice":  as defined in Section 8.3(b).

                  "Contribution Amount": means Pesetas 7,500,000,000, subject to adjustment as set forth in Sections 4.4 and 4.5

                  "Debt": means indebtedness for borrowed money (including pursuant to capital leases) of the Yelmo Group Companies outstanding as of the time of measurement.

                  "Director":  means a member of the Board of Directors.

                  "EBITDA Base Level":  as defined in Section 4.5.

                  "Employment Agreement": means the employment agreement between RE and the Company to be entered into at Closing substantially in the form set forth in Exhibit A-2.

                  "Estatutos": means the Estatutos of the Company, as amended from time to time.

                  "Excluded Assets":  as defined in Section 5.1.

                  "Final Debt":  as defined in Section 4.4(a).

                  "Final Net Working Capital":  as defined in Section 4.4(a).

                  "First Refusal Notice":  as defined in Section 8.3(a).

                  "GAAP": means generally accepted accounting principles of Spain (or such other jurisdiction as specified herein).

                  "Governmental Entity": as defined in paragraph A.6 of Appendix B.

                  "Indemnified Party":  as defined in Section 12.6.

                  "Indemnifying Party":  as defined in Section 12.6.

                  "Initial Statement":  as defined in Section 4.4(a).

                  "Intellectual Property Rights": as defined in paragraph A.17 of Appendix B.

                  "License Agreement": means the License Agreement between Yelmo Films and Confiterias Regaliz, S.L., substantially in the form set forth in Exhibit A-3.

                  "Laws":  as defined in paragraph A.10 of Appendix B.

                  "Liabilities": means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records, including, for the avoidance of doubt, accrued interest.

                  "Lien":  as defined in paragraph A.9 of Appendix B.

                  "Loan Agreement": means the Loan Agreement, dated the date hereof, between Yelmo Films and the Company.

                  "Losses":  as defined in Section 12.2.

                  "LTM": as defined in the preamble to this Agreement.

                  "Managing Director": means the managing director of the Company.

                  "Material Adverse Effect": as defined in paragraph A.8 of Appendix B.

                  "Material Contracts": as defined in paragraph A.14 of Appendix B.

                  "Member": means initially each of LTM and RE and their respective heirs, successors and permitted assigns and any other Person admitted as a Member in accordance with this Agreement.

                  "Membership Interests": means as to any Member, such Member's interest in the Company as represented by the number of Class A Units and Class B Units held by such Member.

                  "Minimum Funding Amount":  as defined in Section 4.5.

                  "Minority Costs":  as defined in Section 4.9.

                  "Net Working Capital": means, (x) the sum of all current assets plus all long term assets to the extent convertible to cash (other than long term fixed assets) less (y) the sum of all current and long term liabilities (other than Debt), in each case, of the Yelmo Group Companies on a consolidated basis.

                  "New Venture":  as defined in Section 10.1(d).

                  "Non-Transferring Member":  as defined in Section 8.3(a).

                  "Notice of New Venture":  as defined in Section 10.1(d).

                  "Offering Price":  as defined in Section 8.3(a).

                  "Permits":  as defined in paragraph A.11 of Appendix B.

                  "Permitted Transferee": means any Subsidiary of LTM or any corporation in which RE owns at least 51% of the outstanding equity and in which any of his children and/or spouse own the remaining equity, provided that such transferee (i) must, in the case of Subsidiaries of LTM with a net worth of less than US$100 million, continue to be a Subsidiary of LTM, or be owned by RE and his spouse and children with RE holding at least 51% of the outstanding equity thereof, as the case may be, as long as such transferee holds any Membership Interests and if at any time after such Transfer the transferee ceases to be a Subsidiary of LTM or owned by RE and his spouse and children with RE holding at least 51% of the outstanding equity thereof, as the case may be, the transferee must immediately Transfer any Membership Interests it holds back to the transferring Member from whom it received its Membership Interests and (ii) has agreed in writing to be bound by the terms of this Agreement.

                  "Person": means any natural person, corporation, company, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

                  "Pesetas":  means the lawful currency of Spain.

                  "Pledge Agreement": means the Pledge Agreement between the Company and RE dated the date hereof.

                  "Pre-Closing Taxes": means all Taxes of the Yelmo Group Companies attributable to any period or portion of any period ending on or before the Closing Date, or, in the case of Taxes which are not reported on a periodic basis, attributable to transactions occurring prior to the Closing Date. Pre-Closing Taxes with respect to the portion of a period ending on the Closing Date shall be calculated as though such date constituted the end of a taxable period.

                  "Proposing Party":  as defined in Section 10.1(d).

                  "RE":  as defined in the preamble to this Agreement.

                  "Sale and Purchase Agreement": means the Sale and Purchase Agreement between RE and the Company to be entered into at Closing substantially in the form set forth in Exhibit A-4.

                  "Subsidiary": of any Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with its Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "Tax" or "Taxes": means taxes of any kind, levies or other like assessments, duties, imposts, charges or fees, including any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto and any damages, costs, fees or other liability arising from such Tax or reporting requirement.

                  "Transfer":  as defined in Section 8.1(a).

                  "Transfer Waiver Date":  as defined in Section 8.2.

                  "Transferring Member":  as defined in Section 8.3(a).

                  "Transition Services Agreement": means the Transition Services Agreement substantially in the form set forth in Exhibit A-5.

                  "Yelmo Arco Iris Share Transfer Agreement": means the Share Transfer Agreement between Yelmo Films and RE substantially in the form set forth in Exhibit 5.1(b).

                  "Yelmo Films": means Yelmo Films S.A., a Spanish corporation.

                  "Yelmo Financial Statements": as defined in paragraph A.7 of Appendix B.

                  "Yelmo Group Companies": means Yelmo Films together with its Subsidiaries including, without limitation, those Subsidiaries set forth on
Schedule X.

                  "Yelmo Stock": means shares of representing the share capital of Yelmo Films.

                                   Appendix B

                         Representations and Warranties

         A.       RE hereby represents and warrants to LTM as follows:

                  1. Organization. Each of the Yelmo Group Companies is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation and has all requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted. True and correct notarial copies as of the date hereof of the estatutos registered and adopted, pursuant to Royal Legislative Decree 1564/1989 or Law 2/1995, as appropriate, of each of the Yelmo Group Companies have been provided to LTM.

                  2. Authority. RE has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which he is a party, to perform all his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which he is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise). This Agreement and each of the Ancillary Agreements has been duly and validly executed and delivered by RE (to the extent a party thereto) and constitutes the valid and binding obligation of RE (to the extent a party thereto), enforceable against him in accordance with its terms.

                  3. Subsidiaries and Equity Interests. Schedule A.3 accurately sets forth (x) the authorized capital of each Yelmo Group Company and (y) the number of issued and outstanding shares or other equity interests of each class of equity capital of each Yelmo Group Company and the ownership thereof. Except as disclosed on Schedule A.3, all of the issued and outstanding shares or other equity interests of each class of equity capital of each Yelmo Group Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by RE or another Yelmo Group Company (as the case may be), free and clear of any Lien. Such shares or other equity interests are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares or other equity interests, except for this Agreement. There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of any of the Yelmo Group Companies and no outstanding options, warrants or other agreements or commitments that relate to or require the issuance, sale or other disposition of any equity securities of any of the Yelmo Group Companies, except for this Agreement. Except as disclosed in Schedule A.3, none of the Yelmo Group Companies owns, directly or indirectly, any capital stock of, or other equity interests in, any Person other than another Yelmo Group Company, and none of the Yelmo Group Companies is a member of, or participant in, any partnership, joint venture or similar Person or entity.

                  4. Capitalization. (a) The authorized capital stock of Yelmo Films consists of 60,000 shares of common stock, par value Pesetas 1,000 per share, all of which are duly authorized and validly issued and outstanding, fully paid and nonassessable. RE is the record and beneficial owner of Yelmo Stock and has good and valid title to the Yelmo Stock, free and clear of any Liens and restrictions of any kind except those provided for in the estatutos of Yelmo Films. Except for the Yelmo Stock, there are no shares of capital stock or other equity securities of Yelmo Films outstanding.

                           (b) Upon delivery to the Company at the Closing of a
notarial or public deed evidencing transfer of the Yelmo Stock to the Company, and upon receipt by RE of the Membership Interests to be issued to him in consideration for such Yelmo Stock, good and valid title to the Yelmo Stock will pass to the Company, free and clear of any Liens and restrictions of any kind. Other than this Agreement, the Yelmo Stock is not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Yelmo Stock.

                  5. No Conflicts. The execution and delivery by RE of this Agreement and the Ancillary Agreements to which he is a party, and the consummation of the transactions contemplated hereby and by the Ancillary Agreements will not (i) violate, conflict with, result in a breach of, or default under, or permit the termination of, or require consent under any agreement, obligation or commitment to which RE or any of the Yelmo Group Companies is bound, or to which any of their properties or assets is subject,
(ii) violate any provision of any Laws to which RE or any of the Yelmo Group Companies is subject, (iii) violate any order, judgment or decree applicable to RE or any of the Yelmo Group Companies, or (iv) conflict with, or result in a breach of or default under, any term or condition of the governing documents of the Yelmo Group Companies.

                  6. Consents. No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any federal, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by RE or any of the Yelmo Group Companies in connection with the execution, delivery and performance of the transactions contemplated by this Agreement and by the Ancillary Agreements. To the knowledge of RE, no creditor, employee, client, customer or other Person having a business relationship with any of the Yelmo Group Companies intends to change (in a manner adverse to any of the Yelmo Group Companies) such relationship because of the sale and transfer of the Yelmo Stock or the transactions contemplated hereby and by the Ancillary Agreements.

                  7. Financial Statements; No Undisclosed Liabilities. (a) Schedule A.7(a) sets forth (i) the unaudited consolidated balance sheet of Yelmo Films as of December 31, 1997, and the unaudited consolidated statement of income and cash flows of Yelmo Films for the twelve-month period ended December 31, 1997, together with the notes to such financial statements, (ii) the unaudited consolidated balance sheets of Yelmo Films as of December 31, 1996 and December 31, 1995 and the unaudited consolidated statements of income and cash flows of Yelmo Films for the years ended December 31, 1996 and December 31, 1995, together with the notes to such financial statements and (iii) a pro forma unaudited consolidated balance sheet of Yelmo Films as of December 31, 1997 (the "Balance Sheet"), and a pro forma unaudited consolidated statement of income and cash flows for the twelve month period ended December 31, 1997, in each case, as adjusted to reflect the exclusion of the Excluded Assets and the elimination of certain intercompany accounts (the financial statements described above, together with the notes to such financial statements, collectively, the "Yelmo Financial Statements"). The Yelmo Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments) the financial condition and results of operations of the Yelmo Group Companies (or, in the case of the Balance Sheet, the assets and liabilities of the Yelmo Group Companies as held in connection with the transactions contemplated by this Agreement) as of the date thereof and for the period indicated. The parties acknowledge that the Yelmo Financial Statements have been prepared in Spanish and translated into English. Notwithstanding anything in this Agreement to the contrary, if any line item set forth in the English version of the Yelmo Financial Statements does not comply with GAAP but the equivalent line item in the Spanish version of the Yelmo Financial Statements does not comply with GAAP, the Spanish version of the Yelmo Financial Statements with respect to that line item will prevail.

                           (b) The Yelmo Group Companies have no liabilities or
obligations of any kind (whether absolute, accrued, contingent, determined, determinable or otherwise), except to the extent such liabilities or obligations
(i) are fully reflected as liabilities or reserved for on the Balance Sheet, or
(ii) are disclosed in Schedule A.7(b) hereto, or (iii) are liabilities or obligations incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of any of the terms of this Agreement.

                  8. Absence of Changes. Except as set forth on Schedule A.8, since the date of the Balance Sheet, the business of the Yelmo Group Companies has been conducted in the ordinary course of business consistent with past practice, and (i) there have been no changes in the business, assets or liabilities or prospects of the Yelmo Group Companies which individually or in the aggregate have had, or could reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Yelmo Group Companies taken as a whole or on the ability of RE to consummate the transactions contemplated hereby (a "Material Adverse Effect"), and (ii) there has not been any transaction or event of the type restricted or prohibited by Section 9.2 which, if such transaction or event occurred after the date hereof, would constitute a violation of Section 9.2.

                  9. Title to Assets. The Yelmo Group Companies have good title to all of the assets and properties which they purport to own (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet) free and clear of all Liens, except (a) as set forth in Schedule A.9, (b) Liens for taxes not yet due, (c) Liens which do not interfere with the use or value of the asset affected thereby. As used in this Agreement, "Liens" shall mean all liens, claims, charges, security interests, pledges, mortgages, rent charges, covenants, easements, restrictions, provisions, consents, licenses, licenses or other encumbrances, obligations or restrictions or rights or claims of others (including, without limitation, any options or similar rights) of any character whatsoever which impair the relevant Person's right, title or interest in, or the value, use or enjoyment of, the asset subject thereto.

                  10. Compliance with Laws. Except as set forth in Schedule A.10, the Yelmo Group Companies have been and are in compliance in all material respects with all applicable laws (including statutes and judicial and administrative decisions, orders and decrees), rules and regulations ("Laws"). Neither RE nor any of the Yelmo Group Companies has received notice of any noncompliance by the Yelmo Group Companies with such Laws.

                  11. Permits. Except as set forth in Schedule A.11, the Yelmo Group Companies have all material licenses, permits and authorizations ("Permits") which are necessary or desirable for the conduct of the business of the Yelmo Group Companies. Except as set forth in Schedule A.11, all such Permits are validly held by the Yelmo Group Companies, the Yelmo Group Companies have complied in all material respects with all terms and conditions relating to such Permits and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby. The Permits listed in Schedule A-11 correspond to complete and valid applications that have been previously submitted to the appropriate authorities and RE has no reason to believe that each such Permit shall not be granted by the competent authorities in the ordinary course. The Yelmo Group Companies have not received notice or otherwise have any knowledge that any Governmental Entity intends to cancel or terminate any such Permits and no consent or approval of any Governmental Entity is required under any such Permit in connection with the transactions contemplated by this Agreement. All such Permits which are held in the name of an employee, officer, member or agent or otherwise on behalf of the Yelmo Group Companies shall be deemed included under this paragraph A.11.

                  12. Tax and Social Security. Each of the Yelmo Group Companies
(i) is current with payment of all its tax and social security obligations, including those related to salary, and does not have any liabilities apart from those expressly appearing in the Yelmo Financial Statements; (ii) has presented in due time and form all required declarations concerning all types of tributes, including for those purposes social security quotes; (iii) has established sufficient reserves in the Yelmo Financial Statements for all those tributes or payments to social security that having come due have not been paid yet; (iv) has not carried out any operation that may be qualified as fictitious, irregular or unusual: (v) except as listed in Schedule A.12, is not involved in, nor has there been threatened, any litigation, administrative, judicial or other types of procedures, tax or labor inspection in relation to all tax and social security matters, nor does it have reasons or motives to believe that it may be in the future.

                  13. Litigation. Except as set forth in Schedu1e A.13, there is no suit, legal or administrative action or arbitration pending or, to the knowledge of RE, threatened against the Yelmo Group Companies which, if adversely determined, is reasonably likely to result in liability of Pesetas 15,000,000 or more, nor are there any judgments, decrees or orders of any Governmental Entity binding on the Yelmo Group Companies. There are no pending or, to the knowledge of RE, threatened governmental investigations or inquiries or proceedings concerning the Yelmo Group Companies or the business or operations of the Yelmo Group Companies.

                  14. Agreements. Except as set forth in Schedule A.14, none of the Yelmo Group Companies is party to or is bound by, and none of the properties, assets or operations of each such company is subject to, any agreement, contract, lease, license, commitment or instrument of the type described below:

                           (a) any license agreement, assignment or contract
(whether as licensor or licensee, assignor or assignee and whether written or oral) relating to any Intellectual Property Rights;

                           (b) any agreement with any of its employees,
shareholders or members of the family of, or any Person controlled by any members of the family of, RE or any employment or consulting agreement or any agreement related to the Excluded Assets;

                           (c) any agreement, contract, lease (whether as lessor
or lessee), commitment or instrument with any Person, including any customer or supplier, (i) providing for any payment in excess of Pesetas 15,000,000 by any party thereto or (ii) which does not contemplate performance within 12 months;

                           (d) any collective bargaining or other agreement with
any labor union;

                           (e) any agreement relating to the acquisition or
disposition of any business, corporation or other legal entity or a material amount of assets (by way of merger, consolidation, purchase, sale or otherwise);

                           (f) any agreement granting any Person a Lien on any
of its assets or properties. including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

                           (g) any agreement that creates a joint venture or
partnership with any other Person;

                           (h) any indenture, mortgage, note, bond or other
evidence of indebtedness, any credit or similar agreement under which it has borrowed any money, and any guarantee of or agreement to acquire any such obligation, of any other Person;

                           (i) any agreement which restricts it from entering
into any new or existing line of business or any agreement which contains geographic restrictions on its ability to conduct business activities (including a covenant not to compete);

                           (j) any guarantee of third party obligations; or

                           (k) any other agreement which is material to the
business or financial condition of the Yelmo Group Companies.

                  Except as set forth in Schedule A.14, all agreements, contracts, leases, licenses; commitments or instruments of the Yelmo Group Companies listed or required to be listed in Schedule A.14 (collectively, the "Material Contracts") are valid, binding and in full force and effect and are enforceable by the Yelmo Group Companies in accordance with their terms. Except as set forth in Schedule A.14, (a) the Yelmo Group Companies have performed all material obligations required to be performed by them to date under the Material Contracts, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and (b) to the knowledge of RE, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Correct and complete copies of all written Material Contracts (and true and complete summaries of all oral Material Contracts) have been made available to LTM prior to the date hereof.

                  15. Broker's and Finder's Fee. RE has not employed any broker, finder, or financial intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                  16. Employment and Employee Benefits. Schedule A.16 lists all of the employees of each of the Yelmo Group Companies, broken out by company. The information concerning their gross annual salary, position, category, age, and seniority which appear in Schedule A.16 is exact and complete. There is no labor claim pending or outstanding against any of the Yelmo Group Companies nor do there exist reasons or motives to believe that any claims may arise in the future. No Yelmo Group Company has any retirement plans or pension fund and has not undertaken to establish any such retirement plan or pension fund in the future. There exists no service or consultancy agreements signed by any of the Yelmo Group Companies. The collective bargaining agreements applicable to the Yelmo Group Companies are listed in Schedule A.16. There is no loan, bond, or guaranty by any of the Yelmo Group Companies in favor of any of their employees, directors or shareholders. There exists no contract or relationship that can be considered as "top executive" under Spanish labor law with any of the Yelmo Group Companies.

                  17. Trademarks, Trade Names, Etc. Schedule A.17 sets forth, as of the date hereof, all registered trademarks, trade names, copyrights and applications therefor which are held or used by the Yelmo Group Companies (the "Intellectual Property Rights"). Except as set forth in Schedule A.17, (i) the Yelmo Group Companies are the sole owners of the Intellectual Property Rights;
(ii) to the knowledge of RE, none of the Intellectual Property Rights is being infringed upon or appropriated by others; (iii) all Intellectual Property Rights have been duly registered or filed, and such registrations have been properly maintained and renewed in accordance with all applicable laws, rules, and regulations and all fees associated therewith have been paid; (iv) the Yelmo Group Companies have not received notice of any claim or demand of any Person pertaining to any prosecution, suit, action or proceeding pending or threatened, that challenges the exclusive right of the Yelmo Group Companies to use any of the Intellectual Property Rights; (v) no aspect of the Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency; (vi) the Yelmo Group Companies are not engaged in any litigation, and, to the knowledge of RE, no litigation is threatened, with respect to the use of any of the Intellectual Property Rights; and (vii) to the knowledge of RE, the conduct of the Yelmo Group Companies as now being conducted does not, and as currently proposed to be conducted, will not, infringe or otherwise conflict with, any patents, trademarks, service marks, trade names, copyrights or other intellectual property or proprietary rights of others.

                  18. Insurance. Schedule A.18 sets forth, as of the date hereof, a correct and complete list of all of the material policies of insurance and fidelity or surety bonds with respect to the Yelmo Group Companies. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Initial Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no claims by the Yelmo Group Companies as to which any insurance company is denying liability or defending under a reservation of rights or similar causes. The activities and operations of the Yelmo Group Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies and, except as set forth in Schedule A.18, proper notice of all known claims that the Yelmo Group Companies reasonably believe they have under such insurance policies, has been given to the providers of such insurance policies.

                  19. Affiliate Matters. Except as set forth on Schedule A.19, neither RE nor any other Affiliate of the Yelmo Group Companies has any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Yelmo Group Companies and neither RE nor any other Affiliate of the Yelmo Group Companies has any direct or indirect ownership interest or economic interest in any Person with which any of the Yelmo Group Companies competes or with which any such company has a business relationship.

                  20. Information. To the knowledge of RE, none of the information provided by RE to LTM in connection with the transactions contemplated by this Agreement and the Ancillary Agreement contains any material misstatement of fact or omits to state any material fact necessary to be stated in order to make the statements therein not misleading.

                  21. Environmental. None of the Yelmo Group Companies has been in the past, and is not currently, a defendant in any product liability or environmental related claim nor does RE have knowledge of a threatened or pending claim in respect thereof. The contracts that the Yelmo Group Companies have entered into and their activities are in compliance with all Spanish and applicable European Union legislation, including but not limited to environmental and employment health and safety issues.

                  22. Real Property. Schedule A.22 sets forth a list of all real property owned or leased by each of the Yelmo Group Companies. With respect to each parcel of owned real property set forth in Schedule A.22, each Yelmo Group Company has registered in the corresponding land registry good, valid, marketable and insurable title thereto in fee simple, in all cases free and clear of all Liens except as set forth in Schedule A.22. All title deeds to such owned real property are in the possession of the Yelmo Group Companies and the Yelmo Group Companies have complied with all statutory requirements, By-laws and regulations relating to their real properties as well as all contractual covenants and conditions with respect to such properties. None of the leases set forth in Schedule A.22 shall be adversely affected by the transactions contemplated in this Agreement.

                  23. Executive Compensation etc. RE has no knowledge or reason to believe that any of the principal executives of the Yelmo Group Companies will leave the same after the execution of this Agreement. The individual employment contracts reflect in writing each and every one of the employment conditions agreed with each and every one of the employees of all the Yelmo Group Companies. The Yelmo Group Companies have assumed no obligation to increase the compensation, salary or benefits of any administrator or employee now or in the future.

                  24. Entire Business. The Yelmo Group Companies own or lease all of the assets necessary for each of them to operate their respective businesses as currently conducted and as contemplated to be conducted immediately following Closing.

         B.       LTM hereby represents and warrants to RE as follows:

                  1. Organization. LTM is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted.

                  2. Authority. LTM has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for approval referred to in
Section 11.1(j) of this Agreement the execution and delivery by LTM of this Agreement and the Ancillary Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) of LTM. This Agreement and the Ancillary Agreements has been duly and validly executed and delivered by LTM (to the extent a party thereto) and constitutes the valid and binding obligation of LTM (to the extent a party thereto), enforceable against it in accordance with its terms.

                  3. No Conflicts. The execution and delivery by LTM of this Agreement and the Ancillary Agreement to which it is party, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in a breach of, or default under, or permit the termination of, or require consent under any agreement, obligation or commitment to which LTM is bound, or to which any of its properties or assets is subject,
(ii) violate any provision of any Laws to which LTM is subject, (iii) violate any order, judgment or decree applicable to LTM, or (iv) conflict with, or result in a breach of or default under, any term or condition of the governing documents of LTM.

                  4. Consents. No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration (other than registration with the U.S. Securities and Exchange Commission) or declaration with, any Governmental Entity is required to be obtained or made by

LTM in connection with the execution, delivery and performance of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is party.

                  5. Broker's and Finder's Fee. LTM has not employed any broker, finder, or financial intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which it is party that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.